Exhibit 10.7
AMENDING AGREEMENT
THIS AMENDING AGREEMENT is made as of October 17, 2023 (this “Amending Agreement”)
BETWEEN:
SHOPIFY INC.
(the “Company”)
- and -
HARLEY FINKELSTEIN
(“You”)
WHEREAS you commenced employment with the Company on June 1, 2010 and you signed an amended and restated employment agreement (the “Employment Agreement”) and Intellectual Property Rights Agreement (the “IP Agreement”), each dated February 24, 2020;
WHEREAS you relocated to [***], Quebec effective August 21, 2023 and the Company has consented to your request, subject to you entering into this Amending Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by you, you and the Company agree to amend the terms of your Employment Agreement effective as of the date you sign this Amending Agreement as follows:
1.Section 2 of the Employment Agreement is hereby deleted and replaced with the following:
Place of Work. In your role, you will be primarily working remotely from your home office in [***]. You may be required from time to time to travel to other locations. Any costs associated with business travel will be covered by Shopify in accordance with its policies and applicable law.
2.Section 8(2)(a) of the Employment Agreement is hereby deleted and replaced with the following:
Pay to you Severance Pay in a lump sum, less applicable deductions. You acknowledge that the Severance Pay is inclusive of statutory termination pay and statutory severance pay and the portion that exceeds your entitlements under applicable employment standards legislation will be subject to you providing a release of claims in a form acceptable to Shopify which for certainty will contain confidentiality and non-disparagement provisions, and a reaffirmation of your post-employment obligations to Shopify in respect of non-solicitation and non-competition pursuant to the terms of the Intellectual Property Rights Agreement.
3.Section 8(3) of the Employment Agreement is hereby deleted and replaced with the following:

You agree that except as set out in this section, and except as necessary to ensure compliance with employment standards legislation, no further amounts will be payable to you in respect of the termination of your employment without Cause or by you for Good Reason. The termination arrangements set out in this section fully satisfy Shopify’s and all affiliates’ obligations to you in respect of the termination of your employment and you agree that the foregoing arrangements constitute reasonable notice or an indemnity in lieu thereof in accordance with the civil law and that you will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law, civil law or contract. You also agree that regardless of the length of your employment with Shopify, any change in your position or other terms of employment, this provision will continue to apply to you.
4.The following is hereby added as Section 14 of the Employment Agreement:
Nature of Contract and Language. You and Shopify irrevocably agree that the essential terms and conditions of this agreement were negotiated and/or were negotiable and, thus, this agreement does not constitute a contract of adhesion. Further, you acknowledge and agree that by signing this agreement you: (i) requested to receive this agreement in the English language and that it is your express wish that this agreement be drawn up exclusively in the English language; (ii) accept the terms and conditions of this agreement as drafted in the English language; and (iii) expressly request and elect to receive all further documents and communications relating to the terms and conditions of your employment in English, including but not limited to, Shopify announcements, policies, plans and training and reference materials.
Shopify et vous-même convenez irrévocablement que les principales modalités et conditions de la présente entente ont été et/ou pouvaient être négociées et qu’en conséquence la présente entente ne constitue pas un contrat d’adhésion. De plus, vous reconnaissez et convenez qu’en signant la présente entente vous: (i) demandez de recevoir une version anglaise de la présente entente et que vous souhaitez expressément que la présente entente soit rédigée exclusivement en anglais; (ii) acceptez les modalités et conditions de la présente entente telle qu’elles ont été rédigées en anglais; et (iii) exigez expressément de recevoir une version anglaise de tout document et de toute communication ultérieurs se rapportant aux modalités et conditions de votre emploi, y compris, notamment, les annonces, les politiques, les régimes et les documents de formation et de référence de Shopify.
All other terms and conditions of the Employment Agreement and the IP Agreement are in full force and effect and will remain as such except as may be expressly altered by this Amending Agreement.
To confirm our agreement to the foregoing, please return a signed copy of this Amendment within 7 days of the date of this letter.

Yours truly,
Shopify Inc.
/s/ Tobias Lütke
Per: Tobias Lütke, CEO
EMPLOYEE AGREEMENT
I, Harley Finkelstein, have reviewed and agree to the terms and conditions set out in this Amending Agreement.
I have had an opportunity to ensure that I clearly understand the terms and conditions of this Amending Agreement, and I have had the opportunity to confer with an independent legal advisor if I so wished, in advance of accepting these terms and conditions. The present document constitutes a transaction pursuant to Section 2631 and following of the Civil Code of Québec. I acknowledge and agree that the Amending Agreement was drafted in the English language at the wish of all the parties thereto. Je reconnais et accepte que la présente convention a été rédigée en langue anglaise à la demande expresse de toutes les parties y afférents.

October 17, 2023	/s/ Harley Finkelstein

Date	Harley Finkelstein